Exhibit 99.1

ENER1 Receives Additional $20 Million Equity from Principal Shareholder

Raises $160 Million in 2010 and Completes Financing for 260 MW Capacity

New York, NY (September 23, 2010) – ENER1, Inc. (NASDAQ: HEV), announced today that it has executed a securities purchase agreement with its principal shareholder, Ener1 Group, for the purchase of common stock and warrants for $20 million. The financing is expected to close next week.

Ener1 has raised in excess of $160 million in equity in 2010, through a combination of private placements and strategic investments. Ener1 will use these additional funds along with its grant from the United States Department of Energy under the American Recovery and Reinvestment Act, to fund an immediate increase in working capital and to help achieve its intended manufacturing plans to install 260 MW hours, or capacity for 11,000 electric vehicle battery packs, at its three Indianapolis facilities.

“Ener1 set out to raise $150 million at the start of 2010, to meet near-term manufacturing objectives,” said Chairman and CEO of Ener1 Charles Gassenheimer. “This milestone has now been met. Over $300 million has been invested in the company over the last five years in achieving the steps to commercialization, and building a global manufacturing footprint. With this most recent investment, Ener1 can more aggressively move forward with its plan to build out production capacity in the United States to 260 MW hours, and match its Korea-based capacity.”

Ener1 Group has purchased 5,665,723 shares of common stock and 2,426,670 million warrants. The warrants, 910,000 of which are exercisable into Ener1, Inc. common stock at a strike price of $3.53, and 1,516,670 at a strike price of $4.46, have a five-year maturity.

About Ener1, Inc.

Ener1, Inc. is a publicly traded (NASDAQ:HEV) energy technology company that develops compact, lithium-ion powered battery solutions for the transportation, grid energy storage and consumer markets. The company has over 700 employees, is headquartered in New York, with manufacturing locations in the United States and Korea. Ener1 develops commercial fuel cell products through its EnerFuel subsidiary and nanotechnology-based materials and manufacturing processes through its NanoEner subsidiary. In collaboration with strategic partner and electric vehicle manufacturer, THINK, Ener1 also manufactures electric vehicle drivetrain products.

Safe Harbor Statement

Certain statements made in this press release constitute forward-looking statements that are based on management's expectations, estimates, projections and assumptions. Words such as "expects," "anticipates," "plans," "believes," "scheduled," "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. All forward-looking statements speak only as of the date of this press release and the company does not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.